SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant[ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to section 240.14a-11(c) or section 240.14a-12



                        COMMUNITY BANK SHARES OF INDIANA, INC.
------------------------------------------------------------------------------
                    (Name of Registrant as Specified in Its Charter)


                        COMMUNITY BANK SHARES OF INDIANA, INC.
------------------------------------------------------------------------------
                       (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

     1)       Title of each class of securities to which transaction applies:
              ---------------------------------------------------------------
     2)       Aggregate number of securities to which transaction applies:
              ---------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
              ---------------------------------------------------------------
     4)       Proposed maximum aggregate value of transaction:

              ---------------------------------------------------------------
     5)       Total fee paid:
              ---------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)       Amount Previously Paid:

             ---------------------------------------------
    2)       Form, Schedule or Registration Statement No.:

             ---------------------------------------------
    3)       Filing Party:

             ---------------------------------------------
    4)       Date Filed:

             ---------------------------------------------

                     COMMUNITY BANK SHARES OF INDIANA, INC.



                                        April 10, 2000

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Community Bank Shares of Indiana, Inc. The meeting will be held at the Koetter Woodworking Forest Discovery Center, located in Starlight, Indiana, on Tuesday, May 16, 2000 at 1:00 p.m., Eastern Daylight Time. The matters to be considered by stockholders at the Annual Meeting are described in the accompanying materials.

     A buffet lunch will be served from 12:00 Noon until 12:50 p.m., in the meeting room, so please plan on joining us for something to eat before the meeting begins.

     It is important that your shares be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign, and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

     Your continued support of and interest in Community Bank Shares of Indiana, Inc., is sincerely appreciated.

                                        Sincerely,

                                        /s/ Michael L. Douglas

                                        Michael L. Douglas
                                        President and Chief Executive Officer

                     COMMUNITY BANK SHARES OF INDIANA, INC.

                             101 West Spring Street
                            New Albany, Indiana 47150

                                 (812) 944-2224

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held on May 16, 2000

--------------------------------------------------------------------------------

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Annual Meeting") of Community Bank Shares of Indiana, Inc. (the "Company") will be held at the Koetter Woodworking Forest Discovery Center, located in Starlight, Indiana, on Tuesday, May 16, 2000, at 1:00 p.m., Eastern Daylight time for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

      (1) To elect three (3) directors for a three-year term and until their successors are elected and qualified;

      (2) To ratify the appointment by the Board of Directors of Monroe Shine & Co., Inc., as the Company's independent auditors for the fiscal year ending December 31, 2000; and

      (3) To transact such other business as may properly come before the meeting or any adjournment thereof. Management is not aware of any other such business.

     The Board of Directors has fixed March 8, 2000 as the voting record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any such adjournment.

                       BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ Pamela P. Echols

                                        Pamela P. Echols
                                        Secretary

New Albany, Indiana
April 10, 2000

--------------------------------------------------------------------------------
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                     COMMUNITY BANK SHARES OF INDIANA, INC.
                      ------------------------------------

                                 PROXY STATEMENT

                      ------------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                  May 16, 2000

     This Proxy Statement is furnished to holders of common stock, $.10 par value per share ("Common Stock"), of Community Bank Shares of Indiana, Inc. (the "Company"), an Indiana corporation. Proxies are being solicited on behalf of the Board of Directors of the Company to be used at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the Koetter Woodworking Forest Discovery Center, located in Starlight, Indiana, on Tuesday, May 16, 2000 at 1:00 p.m., Eastern Daylight Time, and at any adjournment thereof for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement is first being mailed to stockholders on or about April 10, 2000.

     The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted for the nominees for the director described herein, and for the ratification of the appointment of Monroe Shine & Co., Inc. for 2000 and the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company written notice of revocation (Pamela P. Echols, Secretary, Community Bank Shares of Indiana, Inc., 101 W. Spring Street, New Albany, Indiana 47150); (ii) submitting a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

                                     VOTING

     Only stockholders of record at the close of business on March 8, 2000 ("Voting Record Date") will be entitled to vote at the Annual Meeting. On March 8, 2000, there were 2,637,607 shares of Common Stock issued and outstanding, and the Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting.

     The presence in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Directors are elected by a plurality of the votes cast at the Annual Meeting. The proposal to ratify the appointment of the Company's independent auditors will be approved if the votes cast for the proposal exceed the votes cast against the proposal at the Annual Meeting.

     Abstentions will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions will not be counted as votes cast and, thus, will have no effect on the plurality vote for the election of directors or the vote on the proposal to ratify the appointment of the Company's independent auditors. Under rules applicable to broker-dealers, the election of directors and the proposal to ratify the auditors are considered "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions and for which there will not be "broker non-votes."

               INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR,
                   CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Election of Directors

     The Articles of Incorporation of the Company provide that the Board of Directors of the Company shall be divided into three classes which are as equal in number as possible, and that members of each class of directors are to be elected for a term of three years. One class is to be elected annually. Stockholders of the Company are not permitted to cumulate their votes for the election of directors.

     Currently, there are two directors or nominees for director who are related to any other director or executive officer of the Company by blood, marriage or adoption. Kerry M. Stemler and Steven R. Stemler are cousins. All nominees for director currently serve as directors of the Company.

     Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of the nominees for director listed below. If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for a replacement nominee recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

     The following tables present information concerning the nominees for director of the Company and each director whose term continues, including tenure as a director of the Company's subsidiary banks.

           Nominees for Director for Three -Year Term Expiring in 2003

                                       Positions Held           Director
    Name                 Age (1)       in the Company            Since

Gordon L. Huncilman        43             Director               1997(2)

James W. Robinson          65             Director               1987(2)

Timothy T. Shea            56             Director               1986(2)


     The Board of Directors recommends that you vote FOR election of the nominees for director.


             Members of the Board of Directors Continuing in Office

                      Directors Whose Terms Expire in 2001

                                       Positions Held             Director
    Name                 Age (1)       in the Company              Since

Robert J. Koetter, Sr.     67             Director                 1990(2)

Gary L. Libs               48             Director                 1989(2)

Kerry M. Stemler           42             Director                 1997(2)

C. Thomas Young            56             Chairman of the Board    1985(2,3,5,6)

                                  Directors Whose Terms Expire in 2002

                                       Positions Held               Director
    Name                 Age (1)       in the Company                Since

Michael L. Douglas         57             Director, President, CEO  1998(2,3,6)

Dale L. Orem               61             Director                  1997(3,4)

Steven R. Stemler          39             Director                  1997(3)
---------------------------
(1)  As of March 1, 2000.

(2)  Includes service as a director of Community Bank of Southern Indiana.

(3)  Includes service as a director of Heritage Bank of Southern Indiana.

(4)  Chairman of the Board of Heritage Bank of Southern Indiana.

(5)  Chairman of the Board of Community Bank of Southern Indiana.

(6)  Includes service as a director of NCF Bank and Trust.

     All of the directors except Kerry M. Stemler, Dale L. Orem, Steven R. Stemler, Gordon L. Huncilman, and Michael L. Douglas have been a director since the inception of the Company. Each of the directors is also a director of Community Bank of Southern Indiana ("Community Bank"), Heritage Bank of Southern Indiana ("Heritage Bank") and/or NCF Bank and Trust ("NCF Bank"). The business experience of each of the directors for at least the past five years is as follows:

     C. Thomas Young has served as the chairman of the board of the Company and Community Bank since April 1991 and was initially appointed to the board of directors of Community Bank in 1985. Mr. Young has been a partner in the law firm of Young, Lind, Endres & Kraft, attorneys at law, New Albany, Indiana (which serves as general counsel to the Company), since 1968, and a partner in Shea and Young, a real estate investment company located in New Albany, Indiana, since January 1993. He has been a member of the board of directors for Heritage Bank of Southern Indiana since its formation in 1996. Mr. Young is also a member of the Board of Directors of NCF Bank.

     Robert J. Koetter, Sr. was initially elected to the board of directors of Community Bank in 1990 and has been on the board of directors of the Company since its formation. Mr. Koetter has been an owner of the Koetter Construction Company, Floyds Knobs, Indiana, since 1955, a 50% owner of M.E.K.A., Inc., a development company in Floyds Knobs, Indiana, since 1971, and is a partner in Koetter Development, Floyds Knobs, Indiana.

     Gary L. Libs was initially elected to the board of directors of Community Bank in 1989 and has served on the board of directors of the Company since its formation. Mr. Libs has been the president and chief executive officer of Libs Paving Co., Inc., Floyds Knobs, Indiana since 1972, and the president and chief executive officer of Asphalt Supply Co., Jeffersonville, Indiana, since 1992.

     James W. Robinson was initially elected to the board of directors of Community Bank in 1987 and has been a director of the Company since its formation. Mr. Robinson is the chairman, a director and stockholder of Caldwell Tanks, Inc., a tank manufacturer located in Louisville, Kentucky. He is a stockholder, director, and retired chairman of Robinson-Nugent, Inc., an electronics hardware manufacturer located in New Albany, Indiana.

     Timothy T. Shea was initially elected to the board of directors of Community Bank in 1986 and has been a director of the Company since its formation. Mr. Shea is currently the president and chief operating officer of Vermont American Corp., a manufacturer and marketer of power tool accessories and home storage products located in Louisville, Kentucky. He previously served as Vermont American's vice president and chief financial officer and has been associated with Vermont American Corp. since 1978. He has been a partner in Shea and Young, a real estate investment company located in New Albany, Indiana, since January, 1993.

     Kerry M. Stemler was initially elected to the board of directors of the Company in 1997. He has been the president of KM Stemler Co., Inc., a construction company, located in New Albany, Indiana, since 1981. Mr. Stemler is the owner of K. M. Stemler Trucking, Inc., which is located in New Albany, Indiana.

     Gordon L. Huncilman was initially elected to the board of directors of the Company in 1997. He has been associated with Bert R. Huncilman & Son, Inc., a manufacturing company located in New Albany, Indiana, since 1978, most recently as president. He is a partner in Huncilman, Inc., and Huncilman Enterprises.

     Steven R. Stemler has served on the board of Directors of the Company since 1997. He is the president of Stemler and Sons, Inc., a plumbing supply business located in Jeffersonville, Indiana, and is president of Stemler Irrigation, Inc., which is also located in Jeffersonville.

     Dale L. Orem was appointed to the board of directors of the Company in 1997. He is the chairman of the board of directors of Heritage Bank. He is a former mayor of Jeffersonville, Indiana. Mr. Orem recently retired as a member of the officiating team for the National Football League. He is the owner of The Locker Room, a sporting goods store located in Jeffersonville, Indiana.

     Michael L. Douglas has served as president, chief executive officer, and a director of the Company since May, 1998. Prior to joining the Company, he was vice chairman and chief operating officer of Medaphis Corp. from 1996 until 1997. He served as Vice Chairman and Chief Operating Officer of Electronic Payment Services, Inc. from 1992 until 1996. Mr. Douglas served as president of CFC Financial Services and as senior vice president of electronic banking for PNC Bank Corporation during the years of 1989 until 1992, and worked for National City Corporation from 1963 until 1989. He is also a member of the Board of Directors of Community Bank, Heritage Bank, and NCF Bank.

Stockholders Nominations

     Article VII.D. of the Company's Articles of Incorporation governs nominations for election to the Board of Directors and requires all such nominations, other than those made by the Board, to be made only by a stockholder who has complied with the notice provisions in that section. Stockholder nominations must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company no less than (i) with respect to an annual meeting of stockholders, 60 days prior to the anniversary date of the mailing of the proxy materials by the Company for the immediately preceding annual meeting; and (ii) with respect to a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders.

     Each written notice of a stockholder nomination shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Company stock which are beneficially owned by such person on the date of such stockholder notice, and
(iv) any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as directors, pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (the "1934 Act"), including, but not limited to, information required to be disclosed by Items 4, 5, 6 and 7 of Schedule 14A and information which would be required to be filed on Schedule 14B with the Securities and Exchange Commission (or any successors of such items or schedules); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company's books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominees and
(ii) the class and number of shares of Company stock which are beneficially owned by such stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice. The Board of Directors may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

Committees and Meetings of the Board of the Company

     Regular meetings of the Board of Directors of the Company are held on a monthly basis. The Board of Directors of the Company held a total of 15 board and special board meetings during the year ended December 31, 1999. None of the incumbent directors attended fewer than 75% of the aggregate total number of regular meetings and special meetings of the Company Board of Directors held during the year ended December 31, 1999.

      The Executive Committee for the Company consists of Messrs. Douglas, Young, and Shea. The Executive Committee has the authority to exercise the powers of the Board of Directors of the Company in the intervals between meetings of the Board and meets as necessary to oversee the business of the Company. The Executive Committee met 1 time in 1999.

     The Company has not established a nominating committee, the functions of which are performed by the full Board of Directors. The Board of Directors met 1 time in its capacity as the nominating committee during 1999.

      The Audit Committee held 4 meetings during 1999. The members of the committee consist of the following individuals, who are independent directors* of Community Bank Shares of Indiana, Inc.: Timothy T. Shea, Gary L. Libs, James
W. Robinson, and Gordon L. Huncilman. C. Thomas Young is also a member of the committee, but will leave the committee as of May 16, 2000. The functions of the Audit Committee include review of the programs of the Company's internal auditors, the results of their audits and the adequacy of the Company's system of internal controls and accounting practices. In addition, the committee has direct access to the Company's independent accountants, and reviews the scope of their annual audit prior to its commencement and reviews the types of services for which the Company retains the independent accountants. The committee also reviews all regulatory examination reports.

     The Compensation Committee is responsible for executive compensation philosophy, policies, and programs. During 1999, the members of the committee were Messrs. Young, Robinson, Shea, and Libs. Mr. Young is the chairman of the board of directors of the Company; no other members of the committee are current or former officers or employees of Community Bank Shares or any of its subsidiaries. The Compensation Committee met 3 times in 1999.

Executive Officers Who Are Not Directors

     Set forth below is information with respect to the executive officers of the Company who do not serve as directors, including their business experience for at least the past five years.

     M. Diane Murphy, 50, Senior Vice President, has served as Vice President of Community Bank since 1989, Senior Vice President of Community Bank since November, 1994, and has been affiliated with Community Bank since 1967.

*The definition of an "independent director", as found in Nasdaq's Marketplace Rules.

     Stanley L. Krol, 49, Senior Vice President, is a certified public accountant with 25 years of experience in the financial services industry. He joined the Company on March 18, 1996. Prior to joining the Company, Mr. Krol was the Chief Operating Officer of Indiana Federal Bank.

     George (Gray) Ball, 60, Senior Vice President, has been in the financial services industry for 33 years, and joined the Company on December 30, 1997. Mr. Ball served as Vice President, Commercial Loans, Regional Loan Manager for PNC Bank prior to joining the Company.

     Thomas M. Jones, 35, Senior Vice President, was appointed to his present position in 1998, and served previously as Vice President, Business Services. He also serves as President, Chief Executive Officer and a director of Community Bank and has been with Community Bank since 1994.

     Patrick Daily, 40, has served as President, Chief Executive Officer and a director of Heritage Bank since 1998, and served as Senior Vice President, previous to that date. He was appointed as Senior Vice President of the Company in September, 1999. Mr. Daily was employed as Vice President, Commercial Lending, at PNC Bank before joining the Company.

     Robert E. Taylor, 41, Senior Vice President, joined the Company on April 8, 1999 and has been in the financial services industry for 18 years. He is also currently serving as President, Chief Executive Officer and a director of NCF Bank and Trust Co., the Company's affiliate bank which is located in Bardstown, Kentucky. Mr. Taylor served as Senior Vice President/Market Distribution Project Manager for Bank One prior to joining the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the 1934 Act requires the directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities (currently there are no such persons), to file with the Company, the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any equity securities of the Company. During 1999, to the best of the Company's knowledge, all required report forms were filed on a timely basis with the exception of the filings that are listed below:

                George (Gray) Ball and Patrick Daily failed to file on a timely basis their initial reports on Form 3.

                Michael L. Douglas failed to file on a timely basis one report on Form 4 covering one transaction.

                Dale L.  Orem  made  one  late  filing  on Form 4  covering  one
                transaction   and  failed  to  file  one  Form  4  covering  one
                transaction which was subsequently reported on a Form 5.

                Thomas M. Jones failed to file on a timely basis two reports on Form 4 covering two transactions.

                Steven R. Stemler failed to file two Form 4s covering two transactions. Mr. Stemler subsequently made a late filing on Form 5 to report these transactions.

                C. Thomas Young, Michael L. Douglas, Dale L. Orem, M. Diane Murphy, Thomas M. Jones, Stanley L. Krol, George Ball and James M. Stutsman each failed to file a Form 5 for fiscal year 1998 reporting one exempt grant of stock options and subsequently reported the exempt transaction on a Form 4.

Beneficial Ownership of Common Stock By Certain Beneficial Owners and Management

     The following table includes, as of March 8, 2000, certain information as to the Common Stock beneficially owned by (i) the only persons or entities, including any "group" as that term is used in Section 13(d)(3) of the 1934 Act, who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, (ii) the directors of the Company, and (iii) all directors and executive officers of the Company as a group.

                                                Common Stock Beneficially
                                               Owned as of March 1, 2000 (1)
Name of Beneficial Owner

Directors:                                       No.                    %
   Robert J. Koetter, Sr.                      53,103(2)               2.01%
   James W. Robinson                           48,000                  1.82%
   Timothy T. Shea                             49,195(3)               1.86%
   C. Thomas Young                             54,027(4)               2.05%
   Gary L. Libs                                65,589(5)               2.49%
   Kerry M. Stemler                            21,014(6)               *
   Gordon L. Huncilman                          3,147(7)               *
   Steven R. Stemler                            1,950(8)               *
   Dale L. Orem                                 2,120(9)               *
   Michael L. Douglas                          13,885(10)              *

All directors and executive officers          326,676                 12.39%
of the Company as a group (sixteen persons)
-------------------------

* Represents less than 1% of the outstanding Common Stock.

(1) For purposes of this table, pursuant to rules promulgated under the 1934 Act, an individual is considered to beneficially own shares of Common Stock if he or she directly or indirectly has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares; or (2) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, a director has sole voting power and sole investment power with respect to the indicated shares. A director is considered to have shared voting and dispositive power over shares indicated as being owned by his spouse or his spouse's IRA.

(2)  All of such shares are owned jointly by Mr. Koetter and his spouse.

(3)  Includes 12,745 shares owned jointly by Mr. Shea and his spouse.

(4) Includes 1,360 shares owned jointly by Mr. Young and his spouse, 20,474 shares held in Mr. Young's IRAs, 200 shares held in his spouse's IRA.

(5)  Includes 12,486 shares owned jointly by Mr. Libs and his spouse.

(6) Includes 12,676 shares owned jointly by Mr. Kerry M. Stemler and his spouse, 2,244 shares held in Mr. Kerry M. Stemler's IRA, 1,607 shares held in his spouse's IRA.

(7) Includes 1,726 shares held in Mr. Huncilman's IRA, and 1,421 shares held in his spouse's IRA.

(8) All of such shares are owned jointly by Mr. Steven R. Stemler and his spouse.

(9)  Includes 1,300 shares owned jointly by Mr. Orem and his spouse.

(10) Includes 100 shares held in his spouse's IRA, 2,017 shares held by Mr. Douglas and his spouse as custodians for their grandchildren's stock, and 11,768 shares held in trust or in Mr. Douglas' IRA. This total includes 4,000 shares that are not fully vested and may be subject to forfeiture. Mr. Douglas does not have investment powers over those 4,000 shares.

Report of the Compensation Committee

     In determining senior management compensation levels, including base salaries and performance bonuses, the Compensation Committee reviewed the performance of each senior officer against various objectives and financial performance targets such as: income, expenses, asset quality, operating margins, return on assets and return on equity. The level of any salary increase is based upon an executive job performance over the year in conjunction with Company goals of profitability and growth. Economic conditions and peer group compensation surveys provide additional information to support the compensation planning process.

     Base salary levels are intended to be consistent with comparable financial institutions in the Company's peer group, subject to the Company's financial performance. Discretionary annual performance bonuses have been paid based upon the Company's financial performance in prior years and the executive's abilities and contributions to the Company's financial success.

     The members of the Compensation Committee are: Gary L. Libs, James W. Robinson, Timothy T. Shea, and C. Thomas Young.
Executive Compensation

Summary Compensation Table

       The following table sets forth a summary of certain information concerning the compensation paid by the Company or its affiliates for services rendered in all capacities during the last three fiscal years to the President and Chief Executive Officer and one of the Senior Vice Presidents of Community Bank Shares. No other executive officer of the Company had total compensation during the fiscal year that exceeded $100,000.

                                                       Other
Name and                                               Annual      Stock      Stock     All Other
Principal Position       Year    Salary     Bonus    Compensation  Grants     Options   Compensation
                                                     (1)                                (2)
----------------------------------------------------------------------------------------------------
Michael L.  Douglas      1999    $150,000  $20,000  --------------  6,000      ------   ------------
    President and Chief                                             shares (3)
    Executive Officer    1998    $87,911       -0-  --------------  -----      20,000      -0-

Thomas M. Jones          1999    $90,000    $8,000        $3,600    1,200      ------     $2,282
    Sr. Vice President,                                             shares
   Community Bank Shares,
   President, Chief Executive
   Officer, Community Bank

------------------------------------------

(1) Does not include, with the exception of Mr. Jones, amounts attributable to miscellaneous benefits received by executive officers, including the use of Company owned automobiles and the payment of club membership dues. In the opinion of management of the Company, the costs to the Company of providing such benefits to any individual executive officer during the year ended December 31, 1999, did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(2) Consists of amounts allocated, accrued or paid by the Company pursuant to the Company's Profit Sharing 401(k) Plan.

(3) Consists of 2,000 shares immediately vested, April 27, 1999, market value $31,500. Dividends are received by executive officers on all stock grants, both vested and unvested.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values


                                                          Number of
                                                          Securities        Value of
                                                          Underlying        Unexercised
                                                          Unexercised       In-the-Money
                                                          Options/SARs at   Options/SARs at
                                                          FY-End(#)         FY-End($)

                      Shares Acquired                     Exercisable/      Exercisable/
Name                  on Exercise (#)   Value Realized    Unexercisable     Unexercisable

Michael L. Douglas        -0-                 -0-          6,500/13,500    $106,438/$221,062
Thomas M. Jones           -0-                 -0-          4,000/12,000    $65,500/$196,500

Compensation of Directors

     The current directors of Community Bank Shares of Indiana, Inc., with the exception of Michael L. Douglas and Dale L. Orem, receive compensation, in the amount of $500 per meeting, for attending the monthly board meetings as members of the Board of Directors, and $250 for attending any committee meetings of which the directors are members.

     C. Thomas Young serves as Chairman of the board of directors, however, he is not an employee of the Company. In 1999, Mr. Young received chairman fees totaling $72,000, committee fees in the amount of $2,750, and board fees totaling $24,000.

Defined Benefit Pension Plans

     The Company made available to all employees of the Company and its affiliates who had attained the age of 21 and completed one year of service with the Company or its affiliates, a defined benefit non-contributory pension plan. The following table sets forth estimated annual benefits payable to a plan participant born in 1940, upon retirement at age 65 under the Company's Pension Plan based upon various levels of compensation and years of service.

                             Years of  Service
                             -----------------
   Salary       10          15          20        25         30

  $ 20,000    $ 3,000     $ 4,500    $ 5,250    $ 6,000    $ 6,750

  $ 30,000    $ 4,500     $ 6,750    $ 7,875    $ 9,000    $10,125

  $ 50,000    $ 7,825     $11,738    $13,775    $15,813    $17,850

  $ 75,000    $13,200     $19,800    $23,588    $27,375    $31,163

  $100,000    $18,575     $27,863    $33,400    $38,938    $44,475

  $150,000    $29,325     $43,988    $53,025    $62,063    $71,100

The indicated amounts in the above table assume that participants elect the normal retirement form of benefit. Also, the amounts do not reflect the minimum benefit that would affect only those participants who were in the plan before 1994 and whose earnings before 1994 exceeded $150,000.

     Benefits are generally payable under the Pension Plan upon retirement at age 65 based upon an average of an employee's five highest consecutive annual amounts of salary, subject to deduction for social security or other offset amounts. The Pension Plan provides for an early retirement option with reduced benefits for eligible participants who exceed 55 years of age. Employee benefits vest 100% after six years of service. No contribution has been made since 1998.

     The plan was frozen effective August 31, 1997 and it was terminated for purposes of prospective eligibility. Executive officer Thomas Jones became a participant in the plan on January 1, 1996.

      At the time of the acquisition of NCF Bank and Trust Co., NCF participated in a multi-employer defined benefit plan. Future enrollment and benefit accruals under the defined benefit plan were frozen in calendar year 1998. Existing excess funding will be divided among and become a part of benefits to the eligible participants.

Defined Contribution 401(k) Plan

     The Company also makes available to all full-time employees of the Company and its affiliates, who have attained the age of 21 and completed six months of service with the Company or its affiliates, the Company's 401(k) Plan ("Plan"), a contributory benefit plan pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended ("Code").

     Under the provisions of the Plan, a participant may elect to save through payroll deductions, between 2% and 15% of his or her salary. Effective April 1, 1999, the Company increased its match of employee contributions to 3% per year. The Plan offers a choice of 11 investment funds to which contributions may be directed. Each participant may decide which investment fund(s) will hold their contributions.

     Participants in the Plan are permitted to borrow from their account, subject to certain limitations and restrictions. While employed, participants may also make total or partial withdrawals from their accounts, subject to certain limitations and restrictions. Participant's contributions are fully vested immediately, while matching contributions vest 20% per year after two years of service and are fully vested after six years of service. Benefits are paid in a lump sum upon early retirement, normal retirement, or deferred until late retirement (all as defined in the Plan) or paid upon death or disability of the participant. During the years ended December 31, 1999, 1998, and 1997, the Company/affiliates contributed $58,234, $25,471, and $22,777, respectively, to the Plan.

     NCF eligible employees became participants in the Community Bank Shares of Indiana, Inc. Employee 401(k) Plan effective January 1, 1999.

     Messrs. Shea, Young, and Robinson serve as trustees for the Plan.

Employee Stock Ownership Plan

     The Company has established the Community Bank Shares of Indiana, Inc. Employee Stock Ownership Plan ("ESOP") for employees of the Company and its affiliates. Full-time employees of the Company and its affiliates who have been credited with at least 1,000 hours of service during a 12 month period and who have attained age 21 are eligible to participate in the ESOP.

     The ESOP has established a line of credit with the Company in order to fund the purchase of shares of Common Stock at an interest rate of 9.0% per annum. The loan to the ESOP will be repaid principally from the Company and its affiliates contributions to the ESOP over a period of ten years, and the collateral for the loan will be the Common Stock purchased by the ESOP. The Company may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of Common Stock, which may be acquired through the purchase of outstanding shares in the open market or from individual stockholders, upon the original issuance of additional shares by the Company or upon the sale of treasury shares by the Company. Such purchases, if made, would be funded through additional borrowings by the ESOP or additional contributions from the Company. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

     Shares purchased by the ESOP with the proceeds of the loan are held in a suspense account and released on a pro rata basis as debt service payments are made. Discretionary contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation. Forfeitures will be reallocated among remaining participating employees and may reduce any amount the Company might otherwise have contributed to the ESOP. Participants will vest in their right to receive their account balances pursuant to the ESOP after completing five years of service with the Company or its affiliates, (inclusive of years of service prior to establishment of the ESOP). In the case of a change in control of the Company, as defined, however, participants will become fully vested in their account balances. Benefits may be payable upon retirement, early retirement, or separation from service. The Company's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

     Messrs. Young, Robinson, and Shea serve as trustees of the ESOP. Under the ESOP, the trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and allocated shares for which employees do not give instructions, and unallocated shares, will be voted in the same ratio on any matter as to those shares for which instructions are given.

      The ESOP is subject to the requirements of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations of the Internal Revenue Service and the Department of Labor thereunder.

     Effective December 31, 1999, the NCF Employee Stock Ownership Plan was merged with the existing Community Bank Shares ESOP. All regulatory requirements were satisfied.

     As of December 31, 1999, the merged ESOP's held 55,322 shares of common stock, of which 24,700 shares were unallocated, with a market value of $404,463 and 30,622 of the shares have been allocated to the participants.

Stock Incentive Plan

     The Board of Directors of the Company adopted the Community Bank Shares of Indiana, Inc. Stock Incentive Plan in 1997. The Stock Plan was ratified by the Company's stockholders at the 1997 Annual Meeting of Stockholders. Directors, officers, and key employees of the Company and its subsidiaries are eligible to participate in the Stock Plan. A total of 198,372 shares of Common Stock have been reserved for issuance pursuant to the plan, including 178, 372 which may be issued upon the grant of stock options and 20,000 shares which may be issued upon the grant of performance shares. In the event of a stock split, reverse stock split or stock dividend, the number of shares of Common Stock under the Plan, the number of shares to which any Award relates and the exercise price per share under any option or stock appreciation right shall be adjusted to reflect such increases or decreases in the total number of shares of Common Stock outstanding.

     The grant of awards under the Stock Plan is determined by the Compensation Committee, who serve as the Incentive Plan Committee. A total of 136,900 options were granted under the Company's stock plan as of December 31, 1999. As of December 31, 1999, 7,500 granted shares had been forfeited as a result of terminations. In calendar year 1999, the Compensation Committee granted 8,700 performance shares, with a remaining balance of 11,300 performance shares to be granted. (For Mr. Douglas' award, see the Executive Compensation Table.)

      In 1995, NCF Financial Corporation adopted a stock option Plan. The purpose of the Plan was to attract and retain qualified personnel for positions of substantial responsibility and to provide additional incentive to officers, directors, key employees, and other persons providing services to the Corporation or any present or future parent or subsidiary of the Corporation to promote the success of business. Upon the completion of the acquisition of NCF Bank and Trust by the Company, a total of 54,028 options had been granted, with 3,602 shares exercised in calendar year 1998 and 18,009 shares exercised in calendar year 1999, for a December 31, 1999 balance of 32,417 shares.

Employment Agreement

     Community Bank Shares of Indiana, Inc. has entered into an employment agreement, effective May 20, 1998, with Michael L. Douglas, for an initial term of three years, and shall extend each year for an additional year on the date that is six months prior to the expiration date for the remaining term of the agreement unless either party notifies the other of its intention to stop such extensions. The agreement provides that the Company shall employ Mr. Douglas in his current position and at his current salary of $150,000, which salary may be increased at the discretion of the Board of Directors from time to time.

     The Company may terminate the employment agreement with or without cause. Mr. Douglas will have no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by the Company for cause, disability, retirement or death, provided, however that, in the event that, due to a material breach of the agreement by the Company and no Change of Control of the Company (as defined) has occurred, Mr. Douglas will be entitled to a cash severance amount equal to the base salary that Mr. Douglas would have earned over the remaining term of the agreement. In the event of a Change in Control of the Company the employment agreement is terminated by the Company other than for cause, disability, retirement or death or by Mr. Douglas, Mr. Douglas will be entitled to a cash severance amount equal to three times his base salary (minus one dollar). In addition, the Company will provide continued participation in the Company's group health insurance plan for Mr. Douglas and his spouse, at no cost to Mr. Douglas or his spouse, until such time as each shall qualify for coverage under Medicare (Subchapter XVIII, Health Insurance for Aged and Disabled of the Federal Social Security Act) or a successor program or system, if any; provided, however the Company will have no obligation to continue to provide such benefit if Mr. Douglas is terminated for Cause as defined in the Agreement. In the event that Mr. Douglas' and/or his spouse's participation in such health insurance plan is prohibited by the terms of such plan or by the Company for legal or other bona fide reasons, or during such period the plan is discontinued or the benefits thereunder are materially reduced, the Company shall arrange to provide Mr. Douglas and his spouse with benefits substantially similar to those which Mr. Douglas and his spouse would have received under the plan or the Company shall pay, or reimburse Mr. Douglas, for the cost of the premiums necessary to obtain comparable coverage under a similar plan for the remainder of such period.

     A Change in Control is generally defined in the employment agreement to have occurred if: (i ) there is a change of control of 25% or more of the Company's outstanding voting securities and ( ii ) a change in a majority of the directors of the Company occurs during any two-year period without the approval of at least two-thirds of the persons who were directors of the Company at the beginning of such period.

     The employment agreement provides that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "excess parachute payments" within the meaning of Section 280G of the Code, then such payments and benefits received thereunder shall be reduced, in the manner determined by the employee, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits being non-deductible by the Company for federal income tax purposes. Excess parachute payments generally are payments in excess of three times the base amount, which is defined to mean the recipient's average annual compensation from the employer includable in the recipient's gross income during the most recent five taxable years ending before the date on which a Change in Control of the employer occurred. Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

     In addition to the aforementioned employment agreement, Community and Heritage Bank (collectively as "Employers") had previously entered into an employment contract with Dale Orem, the chairman of Heritage Bank. Mr. Orem's salary for calendar year 1999 was $85,000. Mr. Orem's employment agreement also entitles him to his vested benefits under the Company's defined benefit plan and a supplement of $500 per month for life.

     Robert E. Yates, Chief Executive Officer of Community Bank Shares of Indiana, Inc., Community Bank, and Heritage Bank, retired effective May 26, 1998. Mr. Yates entered into a five (5) year Retirement Agreement with the Company pursuant to which he receives compensation in the amount of $50,000 per year.

     Community Bank Shares of Indiana, Inc. entered into a three (3) year retirement agreement with Al Bowling, retired CEO of NCF Bank and Trust Co., upon acquisition of NCF Bank and Trust Co., for a term of 3 years, in the amount of $83,333 per year. In addition, Mr. Bowling entered into a supplemental retirement plan with a 10 year term and a monthly benefit in the amount of $822, or $9,864 annually, and a director's retirement agreement with a 10 year term and a monthly benefit of $700 or $8,400 annually.

Compensation Committee Interlocks and Insider Participation

     The law firm of Young, Lind, Endres & Kraft provides legal services to the Company. C. Thomas Young, the Chairman of the Board of the Company and Community Bank, is a partner in Young, Lind, Endres & Kraft. Fees paid by the Company to Young, Lind, Endres & Kraft totaled $82,660 in 1999.

     In addition, as discussed in the following paragraphs, directors of the Company, including the members of the Compensation Committee (C. Thomas Young, James W. Robinson, Timothy T. Shea, and Gary L. Libs), have loans that were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectivity or present other unfavorable features.

Indebtedness of Management

     The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors of the Company or its affiliates.

    The Company's policy provides that all loans made by the Company or its affiliates to their directors and officers are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 1999, 21 of the Company or its banking subsidiaries directors and executive officers each had an aggregate direct loan balance in excess of $60,000, which amounted to $18,297,797 in the aggregate. All such loans were in the ordinary course of business and were not made with favorable terms nor did they involve more than the normal risk of collectability.

     The Company intends that all transactions in the future between the Company, its affiliates, and its executive officers, directors, holders of 10% or more of the shares of any class of its Common Stock and affiliates thereof, will contain terms no less favorable to the Company than could have been obtained by it in arm's length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of the Company not having any interest in the transaction.

Ratification Of Appointment Of Auditors

     The Board of Directors of the Company has appointed Monroe Shine & Co., Inc., independent certified public accountants, to perform the audit of the Company's financial statements for the year ending December 31, 2000, and further directed that the selection of auditors be submitted for ratification by the stockholders at the Annual Meeting.

     The Company has been advised by Monroe Shine & Co., Inc. that neither that firm or any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. Monroe Shine & Co., Inc. will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

     The Board of Directors recommends that you vote FOR the ratification of the appointment of Monroe Shine & Co., Inc. as independent auditors for the fiscal year ending December 31, 2000.

Stockholder Proposals

     Under the rules of the Securities and Exchange Commission, any proposal which a stockholder seeks to have included in the proxy materials of the Company relating to the next annual meeting of stockholders of the Company, which is scheduled to be held in May, 2001, must be received at the principal executive offices of the Company, 101 West Spring St., New Albany, Indiana 47150,
ATTENTION: Pamela P. Echols, Secretary, no later than December 11, 2000. It is urged that any such proposals be sent certified mail, return receipt requested.

     Stockholder proposals which are not included in the Company's proxy materials may be brought before an annual meeting only if the stockholder complies with the notice requirements contained in Article IX.C of the Company's Articles of Incorporation. That Article provides that business at an annual meeting of stockholders must be (a) properly brought before the meeting by or at the direction of the Board of Directors, or (b) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days prior to the anniversary date of the mailing of the proxy materials by the Company for the immediately preceding annual meeting. Information that must be included in a stockholder's notice regarding a director nomination is discussed above under the heading "Stockholder Nominations." With respect to other matters, a stockholder's notice must set forth as to each matter the stockholder proposes to bring before an annual meeting (a) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business and, to the extent known, any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of Common Stock of the Company which are beneficially owned by the stockholder and, to the extent known, by any other stockholders known by such stockholder to be supporting such proposal, and
(d) any financial interest of the stockholder in such proposal (other than interests which all stockholders would have). To be timely, a stockholder proposal for the next annual meeting must be submitted by February 9, 2001. Any proposal submitted after that date will be considered untimely. It will not be properly brought before the meeting and, if raised at the meeting, management proxies would be allowed to use their discretionary voting authority to vote on the proposal even though there is no discussion of the proposal in the Company's proxy statement.

Annual Reports

     A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1999 accompanies this Proxy Statement. Such Annual Report is not a part of the proxy solicitation materials.

     Upon receipt of a written request, the Company will furnish to any stockholder, without charge, a copy of the Community Bank Shares Annual Report, on Form 10-K for fiscal year 1999, as filed with the Securities and Exchange Commission under the 1934 Act. Such written requests should be directed to Pamela P. Echols, Corporate Secretary, Community Bank Shares of Indiana, Inc., P.O. Box 939, New Albany, Indiana 47150. The Form 10-K is not a part of the proxy solicitation materials.

 Other Matters

     Management is not aware of any business to come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any matters should properly come before the Meeting, it is intended that proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

     The cost of the solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company's Common Stock. In addition to solicitations by mail, directors, officers, and employees of the Company may solicit proxies personally or by telephone without additional compensation.

                     Comparison of Cumulative Total Return(1)

              Community Bank Shares of Indiana, Inc. Common Stock,

                     S & P 500, Nasdaq Financial Index*, and

                          SNL $250m to $500M Bank Index


[Graph depicting values presented in the table below.]

                                                                              Period Ending

                                            -----------------------------------------------------------------------------------
Index                                           04/10/95      12/31/95       12/31/96      12/31/97      12/31/98     12/31/99
-------------------------------------------------------------------------------------------------------------------------------
Community Bank Shares of Indiana                  100.00        118.36         110.89        185.69        116.58       151.62
S&P 500                                           100.00        123.72         152.00        202.72        260.59       315.43
NASDAQ Financial Index*                           100.00        130.51         167.54        256.30        248.80       246.03
SNL $250M-$500M Bank Index                        100.00        125.60         163.09        282.07        252.60       235.01



SNL Securities LC                                                 (804) 977-1600
(C) 2000



*Source:  CRSP, Center for Research in Security Prices, Graduate School of
 Business, The University of Chicago 1999.
 Used with permission.  All rights reserved.  crsp.com.

(1) Assumes $100 is invested on April 10, 1995 and that all dividends are reinvested.